EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION ANNOUNCES PUBLIC OFFERING OF SENIOR NOTES

PASADENA, CA – June 9, 2014 – General Finance Corporation (NASDAQ: GFN) (the “Company”) announced today that it commenced an underwritten public offering of an original issuance of Senior Unsecured Notes.

The Company expects to use the net proceeds of this offering to pay down senior indebtedness and for general corporate purposes, which may include the acquisition of portable services businesses in North America or to increase the size of and invest in its North American fleet of storage, office and portable liquid storage containers, modular buildings and mobile offices.

Sterne, Agee & Leach Inc. is acting as sole bookrunning manager for the offering. D.A. Davidson & Co. and Oppenheimer & Co. will serve as co-lead managers for the offering.

The offering will be made pursuant to an effective shelf registration statement that has been filed with the Securities and Exchange Commission. A preliminary prospectus supplement and the accompanying base prospectus related to the offering have been filed with the Securities and Exchange Commission and are available on the SEC's website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus may also be obtained from Sterne, Agee & Leach, Inc., Attn: Prospectus Department, 277 Park Avenue, 24th Floor, New York, NY 10172, Phone: 212-338-4708, Fax: 205-414-6373, Email: syndicate@sterneagee.com

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN) is the parent company of businesses in the mobile storage, liquid containment and modular space (“portable services”) industries.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s principal leasing operations are in the Asia-Pacific regions of Australia and New Zealand, consisting of majority-owned Royal Wolf Holdings Limited, the leading provider of portable storage solutions in those regions, and in North America, consisting of wholly-owned Pac-Van, Inc. and Lone Star Tank Rental Inc., prominent regional providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings.  The Company also owns 90% of Southern Frac, LLC, a manufacturer of portable liquid storage tank containers in North America.   Royal Wolf’s shares trade on the Australian Securities Exchange under the symbol RWH.

Investor/Media Contact
Larry Clark
Financial Profiles, Inc.
310-622-8223